Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock & Extension of Stock and Debt Repurchase Programs

Baton Rouge, LA – February 26, 2026 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $1.60 per share payable on March 31, 2026 to stockholders of record of Lamar’s Class A common stock and Class B common stock on March 16, 2026. Subject to the approval of its board of directors, Lamar expects aggregate quarterly distributions to stockholders in 2026, including the dividend payable on March 31, 2026, will total at least $6.40 per common share.

In addition, Lamar announces that its board of directors has authorized the extension of its existing (1) stock repurchase program, which provides for the repurchase of up to an additional $250 million of its Class A common stock and (ii) debt repurchase program, which provides for the repurchase by Lamar Media Corp., its wholly owned subsidiary, of up to $250 million of Lamar Media Corp.’s outstanding senior notes and other indebtedness outstanding from time to time under Lamar Media Corp.’s credit agreement. The repurchase programs, which were previously set to expire on March 31, 2026, have been extended through September 30, 2027. The repurchase programs may be further extended, suspended or discontinued at any time.

Such repurchases may be made on the open market or in privately negotiated transactions. The timing and amount of any repurchases will be determined by the company’s management based on its evaluation of market conditions and other factors. The company may also establish 10b5-1 trading plans from time to time that will provide flexibility if and when it buys back securities.

As of the date hereof, no repurchases have been made under the debt repurchase program. Lamar previously repurchased $150 million under its stock repurchase program, and increased the overall size of the stock repurchase program to $400 million, of which $250 million remains available for future repurchases.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with over 360,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 5,500 displays.

5321 Corporate Boulevard

Baton Rouge, LA 70808

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com